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                                                                     Exhibit 5.1

                   Skadden, Arps, Slate, Meagher & Flom LLP
                               919 Third Avenue
                         New York, New York 10022-3897



                                               August 13, 1998



Samsonite Corporation
11200 East 45th Avenue
Denver, Colorado 80239-3018


               Re:  Samsonite Corporation
                    Registration Statement on Form S-4
                    ----------------------------------

Ladies and Gentlemen:

          We have acted as special counsel to Samsonite Corporation, a Delaware corporation (the "Company"), in connection with the public offering of $350,000,000 aggregate principal amount of the Company's 10 3/4% Senior Subordinated Notes due 2008 (the "Notes"). The Notes are to be issued pursuant to an exchange offer (the "Exchange Offer") in exchange for a like principal amount of the issued and outstanding 10 3/4% Senior Subordinated Notes due 2008 of the Company (the "Old Notes") under an Indenture dated as of June 24, 1998 (the "Indenture"), by and among the Company and United States Trust Company of New York, as Trustee (the "Trustee"), as contemplated by the Registration Rights Agreement dated as of June 24, 1998 (the "Registration Rights Agreement"), by and among the Company, CIBC Oppenheimer Corp., BancAmerica Robertson Stephens, BancBoston Securities Inc. and Goldman, Sachs & Co. (the "Initial Purchasers").

          This opinion is being furnished in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

          In connection with this opinion, we have examined originals or copies, certified or otherwise identi-
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Samsonite Corporation
August 13, 1998
Page 2

fied to our satisfaction, of (i) the Registration Statement on Form S-4 to be filed with the Securities and Ex change Commission (the "Commission") under the Act on the date hereof (the "Registration Statement"); (ii) an executed copy of the Registration Rights Agreement; (iii) an executed copy of the Indenture; (iv) an executed copy of the Purchase Agreement, dated as of June 18, 1998, among the Company and the Initial Purchasers, relating to the Old Notes; (v) the Cross-Receipt among the Company and the Initial Purchasers acknowledging payment in full for the Old Notes; (vi) the Amended and Restated Certificate of Incorporation of the Company; (vii) the By-Laws of the Company, as amended to date; (viii) certain resolutions adopted by the Board of Directors of the Company and the Executive Committee of the Board of Directors of the Company relating to the Exchange Offer, the issuance of the Old Notes and the Notes, the Indenture and related matters; (ix) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement; and (x) the form of the Notes. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

          In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto other than the Company had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied
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Samsonite Corporation
August 13, 1998
Page 3

upon statements and representations of officers and other representatives of the Company and others.

          Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any other jurisdiction other than the Delaware General Corporation Law.

          In rendering the opinions set forth below, we have assumed that the execution, authentication and delivery by the Company of the Indenture, the Old Notes and the Notes do not and will not violate, conflict with or constitute a default under (i) any agreement or instrument to which the Company or its properties is subject (except that we do not make the assumption set forth in this clause (i) with respect to the Company's Amended and Restated Certificate of Incorporation, the Company's By-Laws, the Indenture, the Purchase
Agreement or the Registration Rights Agreement), (ii) any law, rule, or regulation to which the Company is subject (except that we do not make the assumption set forth in this clause (ii) with respect to the Delaware General Corporation Law or those laws, rules and regulations of the State of New York and the United States of America, in each case, which, in our experience, are normally applicable to transactions of the type contemplated by the Purchase Agreement, the Indenture and the Exchange Offer, but without our having made any special investigation with respect to any other laws, rules or regulations),
(iii) any judicial or regulatory order or decree of any governmental authority or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority.

          Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that, when the Notes have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered upon consummation of the Exchange Offer in accordance with its terms, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be
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Samsonite Corporation
August 13, 1998
Page 4

limited by (1) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity (regard less of whether enforceability is considered in a proceeding at law or in equity).

          We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                    Very truly yours,

                                    /s/ Skadden, Arps, Slate
                                         Meagher & Flom LLP